As filed with the Securities and Exchange Commission on March 28, 2000

                                                 Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    Form S-6

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                   FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2

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A. Exact name of trust:
                              EQUITY INVESTOR FUND
                                 CONCEPT SERIES
                BABY BOOM ECONOMY PORTFOLIO 2000 GROWTH SERIES A
                               DEFINED ASSET FUNDS

B. Name of depositor:

                   MERRILL LYNCH, PIERCE, FENNER & SMITH INC.
                           SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.

C. Complete addresses of depositors' principal executive offices:


 MERRILL LYNCH, PIERCE,                        PAINEWEBBER INCORPORATED
        FENNER &                                  1285 Avenue of the
   SMITH INCORPORATED                                  Americas
  Unit Investment Trust                           New York, NY 10019
        Division
      P.O. Box 9051
Princeton, NJ 08543-9051

SALOMON SMITH BARNEY INC.                      DEAN WITTER REYNOLDS INC.
      388 Greenwich                                Two World Trade
   Street--23rd Floor                            Center--59th Floor
   New York, NY 10013                            New York, NY 10048



D. Names and complete addresses of agents for service:


  TERESA KONCICK, ESQ.                            ROBERT E. HOLLEY
      P.O. Box 9051                               1200 Harbor Blvd.
Princeton, NJ 08543-9051                         Weehawken, NJ 07087



                                Copies to:              DOUGLAS LOWE, ESQ.
                          PIERRE DE SAINT PHALLE,    Dean Witter Reynolds Inc.
    MICHAEL KOCHMANN               ESQ.                  Two World Trade
  388 Greenwich Street     450 Lexington Avenue        Center--59th Floor
   New York, NY 10013       New York, NY 10017         New York, NY 10048


E. Title of Securities Being Registered:

   An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F. Approximate date of proposed sale to public:

 As soon as practicable after the effective date of the Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


                                     PART II
             Additional Information Not Included in the Prospectus


A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.


 I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

 II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:


Merrill Lynch, Pierce, Fenner & Smith Incorporated               8-7221
Salomon Smith Barney Inc. ................................       8-8177
PaineWebber Incorporated..................................      8-16267
Dean Witter Reynolds Inc. ................................      8-14172


                      ------------------------------------

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:


Merrill Lynch, Pierce, Fenner & Smith Incorporated             13-5674085
Salomon Smith Barney Inc. ................................     13-1912900
PaineWebber Incorporated..................................     13-2638166
Dean Witter Reynolds Inc. ................................     94-0899825
The Chase Manhattan Bank, Trustee.........................     13-4994650


                                   UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

             SERIES OF EQUITY INCOME FUND AND EQUITY INVESTOR FUND DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                        SEC
Series Number                                                       File Number
-------------                                                       -----------
Municipal Investment Trust Fund:
Equity Income Fund, Select Growth Portfolio--1995 Series.............. 33-51985
Equity Investor Fund, Select S&P Industrial Portfolio--1998 Series H..333-64577

                       CONTENTS OF REGISTRATION STATEMENT

The Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet of Form S-6.

     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Series, 1933 Act File No. 33-54565).

     The Prospectus.

     Additional Information not included in the Prospectus (Part II).

The following exhibits:


 1.1 --Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Defined Asset Funds Municipal Defined Fund Series 2, 1933 Act File No. 333-61285).
 1.1.1 --Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, 1933 Act File No. 33-50247).
 1.2 --Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).
 2.1    --Form of Certificate of Beneficial Interest (included in Exhibit
        1.1.1).
 *3.1 --Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the headings 'How The Fund Works--Legal Opinion' in the Prospectus.
 *4.1   --Consent of the Evaluator.
 *5.1   --Consent of independent accountants.
 9.1 --Information Supplement (incorporated by reference to Exhibit 9.1 to Amendment No. 4 to the Registration Statement of Municipal Investment Trust Fund, Insured Series--207, 1933 Act File No. 33-54037).


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*To be filed by amendment.

                               DEFINED ASSET FUNDS
                              EQUITY INVESTOR FUND
                BABY BOOM ECONOMY PORTFOLIO 2000 GROWTH SERIES A

                                   SIGNATURE

The registrant hereby identifies the series numbers of Equity Income Fund and Equity Investor Fund listed on page R-1 for the purposes of representations required by Rule 487 and represents the following:

1) That the portfolio securities deposited in the series as to which this registration statement is being filed to not differ materially in type or quality from those deposited in such previous series;

2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

3)   That it has complied with Rule 460 under the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York and State of New York on the 28th day of March, 2000.

               Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
  Depositor


By the following persons, who constitute  Powers of Attorney have been filed
  a majority of                             under Form SE and the
  the Board of Directors of Merrill         following 1933 Act
  Lynch, Pierce,                            File Number: 333-70593
  Fenner & Smith Incorporated:


  GEORGE A. SCHIEREN
  JOHN L. STEFFENS




  J. DAVID MEGLEN
  (As authorized signatory for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

SALOMON SMITH BARNEY INC.
  Depositor


By the following persons, who constitute a majority of      Powers of Attorney
  the Board of Directors of Salomon Smith Barney Inc.:        have been filed
                                                              under the 1933 Act
                                                              File Numbers:
                                                              333-63417 and
                                                              333-63033.
  MICHAEL CARPENTER
  DERYCK C. MAUGHAN




  By GINA LEMON
     (As authorized signatory for
     Salomon Smith Barney Inc. and
     Attorney-in-fact for the persons listed above)

PAINEWEBBER INCORPORATED
  Depositor


By the following persons, who constitute  Powers of Attorney have been filed
  the Board of Directors of PaineWebber     under
  Incorporated:                             the following 1933 Act File
                                            Number: 2-61279


  MARGO N. ALEXANDER
  TERRY L. ATKINSON
  BRIAN M. BAREFOOT
  STEVEN P. BAUM
  MICHAEL CULP
  REGINA A. DOLAN
  JOSEPH J. GRANO, JR.
  EDWARD M. KERSCHNER
  JAMES P. MacGILVRAY
  DONALD B. MARRON
  ROBERT H. SILVER
  MARK B. SUTTON




  By ROBERT E. HOLLEY
     (As authorized signatory for
     PaineWebber Incorporated
     and Attorney-in-fact for the persons listed above)

DEAN WITTER REYNOLDS INC.
  Depositor


By the following persons, who constitute    Powers of Attorney have been filed a
  majority of  the Board of Directors of    under Form SE and the following 1933
  Dean Witter Reynolds Inc.:                Act File Numbers: 33-17085,
                                            333-13039, 333-47553 and 333-89009

  BRUCE F. ALONSO
  RICHARD M. DeMARTINI
  RAYMOND J. DROP
  JAMES F. HIGGINS
  JOHN J. MACK
  MITCHELL M. MERIN
  STEPHEN R. MILLER
  PHILIP J. PURCELL
  JOHN H. SCHAEFER
  THOMAS C. SCHNEIDER
  ALAN A. SCHRODER
  ROBERT G. SCOTT




  By MICHAEL D. BROWNE
     (As authorized signatory for
     Dean Witter Reynolds Inc.
     and Attorney-in-fact for the persons listed above)